Free Writing Prospectus pursuant to Rule 433 dated October 30, 2024

Registration Statement No. 333-269296

Market Linked Notes — Upside Participation to a Cap and Principal Return at Maturity Notes Linked to a Basket due August 30, 2027

Summary of Terms
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)		Underwriting discount:

up to 3.075% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the notes. WFS will receive the underwriting discount of up to 3.075% of the aggregate face amount of the notes sold. The agent may resell the notes to Wells Fargo Advisors (“WFA”) at the original issue price of the notes less a concession of 2.00% of the aggregate face amount of the notes. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

Market measure:

An equally weighted basket (the “basket”) comprised of the following basket components (each referred to as a “basket component,” and collectively as the “basket components”). For each basket component, its weighting percentage also is set forth below:

* In addition, in respect of certain notes sold in this offering, GS&Co. may pay a fee of up to 0.30% of the aggregate face amount of the notes sold to selected notes dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Hypothetical Payout Profile*

* assumes a maximum return of 24.50% of the face amount per note ($245.00 per note).

If the ending level is less than the starting level, you will not receive any positive return on the notes.

You should read the accompanying preliminary pricing supplement dated October 30, 2024, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated October 30, 2024
•
WFS Product Supplement No. 4 dated February 24, 2023
•
Underlier supplement no. 41 dated September 20, 2024
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

The estimated value of your notes at the time the terms of your notes are set on the pricing date is expected to be between $925 and $955 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your notes.

	Basket Component	Weighting Percentage
	Dow Jones Industrial Average® (current Bloomberg symbol: “INDU Index”)	25.00%
	Dow Jones Industrial Average® (current Bloomberg symbol: “INDU Index”)	25.00%
	FTSE® 100 Index (current Bloomberg symbol: “UKX Index”)	25.00%
	TOPIX (current Bloomberg symbol: “TPX Index”)	25.00%
Pricing date:	expected to be November 25, 2024
Issue date:	expected to be November 29, 2024
Calculation day:	expected to be August 25, 2027
Stated maturity date:	expected to be August 30, 2027
Starting level:	100
Ending level:

the product of (i) 100 times(ii) the sum of (a) 1 plus (b) the sum of the products, as calculated for each basket component, of: (1) its basket component return multiplied by (2) its weighting percentage

Basket return:	ending level – starting level starting level
Initial basket component level:	with respect to a basket component, the closing level of such basket component on the pricing date
Final basket component level:	with respect to a basket component, the closing level of such basket component on the calculation day
Basket component return:

with respect to a basket component, its “basket component return” is the percentage change from its initial basket component level to its final basket component level, measured as follows:

final basket component level – initial basket component level initial basket component level

Maximum return:	at least 24.50%
Upside participation rate:	100%
Payment amount at maturity (for each $1,000 face amount of your notes):
•
if the ending level is greater than the starting level: $1,000 plus the lesser of:
(i)
$1,000 × basket return × upside participation rate; and
(ii)
the maximum return; or
•
if the ending level is less than or equal to the starting level: $1,000

CUSIP:	40058FP56
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying preliminary pricing supplement

The notes have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket components, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 41, WFS product supplement no. 4 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 41, WFS product supplement no. 4 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 41, WFS product supplement no. 4 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 4, accompanying underlier supplement no. 41, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 4, accompanying underlier supplement no. 41, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “ Risk Factors” in the accompanying WFS product supplement no. 4, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 41, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
▪
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
You May Receive Only the Face Amount of Your Notes at Maturity
▪
Your Notes Do Not Bear Interest
▪
The Potential for the Value of Your Notes to Increase Will Be Limited
▪
The Amount Payable on Your Notes Is Not Linked to the Level of the Basket at Any Time Other Than the Calculation Day
▪
The Return on Your Notes Will Not Reflect Any Dividends Paid on the Basket Components or Any Basket Component Stocks
▪
You Have No Shareholder Rights or Rights to Receive Any Basket Component Stock
▪
The Lower Performance of One Basket Component May Offset an Increase in the Other Basket Components

▪
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

Additional Risks Related to the EURO STOXX 50® Index, the FTSE® 100 Index and TOPIX

▪
An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of a Basket Component with Basket Component Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

For details about the license agreement between each basket component sponsor and the issuer, see “The Underliers — Dow Jones Industrial Average®”, “The Underliers — EURO STOXX 50® Index” and “The Underliers — FTSE® 100 Index” on pages S-19, S-36 and S-42 of the accompanying underlier supplement no. 41, respectively.

TOPIX Value and TOPIX Marks are subject to the proprietary rights owned by JPXI and JPXI owns all rights and know-how relating to TOPIX such as calculation, publication and use of TOPIX Value and relating to TOPIX Marks. JPXI shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of TOPIX Value or to change TOPIX Marks or cease the use thereof. JPXI makes no warranty or representation whatsoever, either as to the results stemmed from the use of TOPIX Value and TOPIX Marks or as to the figure at which TOPIX Value stands on any particular day. JPXI gives no assurance regarding accuracy or completeness of TOPIX Value and data contained therein. Further, JPXI shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of TOPIX Value. No notes are in any way sponsored, endorsed or promoted by JPXI. JPXI shall not bear any obligation to give an explanation of the notes or an advice on investments to any purchaser of the notes or to the public. JPXI neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the notes, for calculation of TOPIX Value. Including but not limited to the foregoing, JPXI shall not be responsible for any damage resulting from the issue and sale of the notes.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket components, the terms of the notes and certain risks.